August 12, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Evergreen-Agra, Inc. (Commission File Number 000-1438673) (“Company”) pursuant to Item 4.01 of Form 8-K as part of the Form 8-K/A for Evergreen-Agra, Inc. dated August 12, 2014 to be filed with the Securities and Exchange Commission. We agree with the statements concerning Hartley Moore Accountancy Corporation (“HMCPA”) in Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with any other statements contained in such Form 8-K/A.

Very truly yours,

HARTLEY MOORE ACCOUNTANCY CORPORATION